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                                                            EXHIBIT 99.1



                       PONCHATOULA HOMESTEAD SAVINGS, F.A.

                             195 North Sixth Street

                          Ponchatoula, Louisiana 70454

                            NOTICE OF SPECIAL MEETING

                          To Be Held on_______ __, 1998

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association") will be held at the main office of Ponchatoula located at 195 North Sixth Street, Ponchatoula, Louisiana, on ________ __, 1998, at __:__ _.m., for the following purposes, as more completely set forth in the accompanying proxy statement:

         (1) To approve and adopt the Plan of Conversion and Agreement and Plan of Reorganization dated February 25, 1998 (the "Plan" or "Plan of Conversion"), pursuant to which (i) Homestead Mutual Holding Company (the "Mutual Holding Company"), which currently owns approximately 76.06% of Ponchatoula, will convert from mutual to stock form and simultaneously merge into Ponchatoula, with Ponchatoula being the surviving entity; (ii) Ponchatoula will then merge into an interim institution ("Interim") to be formed as a wholly owned subsidiary of Homestead Bancorp, Inc., a Louisiana corporation recently formed as a wholly owned subsidiary of Ponchatoula (the "Company"), with Ponchatoula being the surviving entity and becoming a wholly owned subsidiary of the Company; (iii) the outstanding shares of Ponchatoula common stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to a ratio that will result in the holders of such shares owning in the aggregate the same percentage of the Company as they currently own of Ponchatoula (as adjusted for waived dividends), before giving effect to such stockholders purchasing additional shares, receiving cash in lieu of fractional shares or exercising dissenters' rights (collectively, the "Reorganization"); and (iv) Ponchatoula's charter will be amended to include a liquidation account. In addition, the Company is offering for sale up to 1,285,170 shares of its common stock by means of the accompanying Prospectus, and the sale of such stock and the Reorganization are referred to herein as the "Conversion."

         (2) To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management of Ponchatoula is not aware of any matters other than those set forth above which may properly come before the meeting.

         Stockholders of Ponchatoula have the right, pursuant to 12 C.F.R.
Section 522.14, to dissent from the Conversion and to exercise appraisal rights for their shares of Ponchatoula common stock upon strict compliance with the terms and conditions of 12 C.F.R. Section 552.14, a copy of which is attached hereto as Appendix A. Failure to comply strictly with the requirements of 12 C.F.R. Section 552.14 will result in the loss of appraisal rights.

         Stockholders of record of Ponchatoula at the close of business on ____ __, 1998 are entitled to notice of and to vote at the Special Meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Barbara B. Theriot, Secretary

Ponchatoula, Louisiana
May __, 1998

     YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.


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                       PONCHATOULA HOMESTEAD SAVINGS, F.A.

                ------------------------------------------------

                                 PROXY STATEMENT

                      ------------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                               ____________, 1998

      This Proxy Statement is furnished to the holders of the common stock, par value $.10 per share ("Ponchatoula Common Stock"), of Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association") in connection with the solicitation of proxies on behalf of the Board of Directors, to be used at the Special Meeting of Stockholders ("Special Meeting") to be held at the main office of Ponchatoula located at 195 North Sixth Street, Ponchatoula, Louisiana, on _______ _, 1998, at __:__ _m., Central Time, and at any adjournment thereof for the purposes set forth in the Notice of Special Meeting. This Proxy Statement is expected to be mailed to stockholders on or about ____ _, 1998.

         Each proxy solicited hereby, if properly signed and returned to Association and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of the Plan of Conversion and Agreement and Plan of Reorganization dated February 25, 1998 (the "Plan" or "Plan of Conversion") and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

         Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Association written notice thereof (Barbara B. Theriot, Secretary, Ponchatoula Homestead Savings, F.A., 195 North Sixth Street, Ponchatoula, Louisiana 70454), (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

         Only stockholders of record at the close of business on ____ __, 1998 ("Voting Record Date") are entitled to notice of and to vote at the Special Meeting. On the Voting Record Date, there were 606,345 shares of Ponchatoula Common Stock outstanding, and the Association had no other class of equity securities outstanding. Each share of Ponchatoula Common Stock is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

         A majority of the outstanding Ponchatoula Common Stock, represented in person or by proxy, shall constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because adoption of the Plan of Conversion must be approved by the holders of at least two-thirds of the outstanding Ponchatoula Common Stock, abstentions and broker non-votes will have the same effect as a vote against such proposal. The Plan also conditions consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, at the Special Meeting by the holders of Ponchatoula Common Stock excluding the Mutual Holding Company (the "Public Stockholders"). Abstentions and broker non-votes will have no effect on the required vote of the Public Stockholders.

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                    INCORPORATION OF INFORMATION BY REFERENCE

         The Prospectus of Homestead Bancorp, Inc. (the "Company") is incorporated herein by reference. The Prospectus sets forth a description of the Plan of Conversion and the related offering of common stock by the Company under the caption "The Conversion." Such caption also describes the effects of the Conversion on the stockholders of the Association and the members of the Mutual Holding Company, including the tax consequences of the Conversion and the establishment of a liquidation account for the benefit of certain depositors of the Association. Upon consummation of the Conversion, the charter of the Association will be amended to delete current Section 9, which establishes a priority for deposit account holders as creditors in certain situations. A new
Section 9 will be added to the charter to provide for a liquidation account. These amendments are being adopted to comply with applicable regulations of the OTS. See Appendix A attached hereto.

         Information regarding the Company, the Association and the Mutual Holding Company are set forth in the Prospectus under the captions "Summary - Homestead Bancorp, Inc.," "- Ponchatoula Homestead Savings, F.A." and " - Homestead Mutual Holding Company." The Prospectus also describes the business and financial condition of the Association under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Association are included in the Prospectus. Information regarding the use of proceeds of the offerings conducted in connection with the Conversion, the historical capitalization of the Association and the pro forma capitalization of the Company, and other pro forma data are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization" and "Pro Forma Data," respectively.

         The Prospectus sets forth certain information as to the Ponchatoula Common Stock beneficially owned by (i) the only persons or entities who or which were known to the Association to be the beneficial owner of more than 5% of the issued and outstanding Ponchatoula Common Stock, (ii) the directors of the Association, and (iii) all directors and executive officers of the Association as a group. See "Management - Beneficial Ownership of Ponchatoula Common Stock" in the Prospectus.

Dissenters' Rights of Appraisal

         Record holders of Ponchatoula Common Stock are entitled to appraisal rights under Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers (the "Mergers"). Any person having a beneficial interest in shares of Ponchatoula Common Stock held of record in the name of another person, such as a broker or nominee, and who wishes to exercise dissenters' rights must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 552.14 and is qualified in its entirety by the full text of Section 552.14, which is reprinted as Appendix A to this Proxy Statement.

         Under Section 552.14, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the institution must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 552.14. This Proxy Statement shall constitute such notice to the record holders of the Ponchatoula Common Stock. Any such stockholder who wishes to exercise such appraisal rights should review carefully the following discussion and Appendix A to this Proxy Statement because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14.

         A holder of shares of Ponchatoula Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of Ponchatoula, before the vote on the Plan of Conversion at the Special Meeting, a writing which

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identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Ponchatoula Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan of Conversion. A vote against the Plan of Conversion does not, by itself, constitute a demand for appraisal rights. Also, voting for the approval and adoption of the Plan of Conversion will result in the loss of appraisal rights with respect to such shares. In addition, a holder of shares of Ponchatoula Common Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Date.

         Only a holder of record of shares of Ponchatoula Common Stock is entitled to assert appraisal rights for the shares of Ponchatoula Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as his name appears on his stock certificates. If the shares of Ponchatoula Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Ponchatoula Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Ponchatoula Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Ponchatoula Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Ponchatoula Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Ponchatoula Common Stock as to which appraisal is sought and where no number of shares of Ponchatoula Common Stock is expressly mentioned the demand will be presumed to cover all shares of Ponchatoula Common Stock held in the name of the record owner. Stockholders who hold their shares of Ponchatoula Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder and for surrendering the certificates for such shares to the Association for notation of appraisal rights as set forth below.

         All written demands for appraisal should be sent or delivered to Barbara B. Theriot, Secretary, Ponchatoula Homestead Savings, F.A., 195 North Sixth Street, Ponchatoula, Louisiana 70454 so as to be received prior to the vote of stockholders with respect to the Plan of Conversion.

         Within ten days after the Effective Date of the Conversion, the Association, as the resulting institution in the Mergers, must: (i) send a written notice as to the Effective Date of the Conversion to each person who has satisfied the appropriate provisions of Section 552.14 and who has not voted in favor of the Plan of Conversion, (ii) make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the Association to be the fair value thereof, and (iii) inform each stockholder that within 60 days of such date the stockholder must take certain actions set forth in such notice (and summarized below). A written offer to dissenting stockholders, if any, will be based on the circumstances existing on the Effective Date, and the Association has not determined the price per share it would offer any dissenting stockholders. If, within 60 days of the Effective Date, an agreement is reached as to the fair value between the Association and a dissenting stockholder, payment therefore shall be made within 90 days of the Effective Date.

         If Ponchatoula and any holder of the Ponchatoula Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 552.14 have not agreed as to the fair value within 60 days of the Effective Date, the stockholder may file a petition with the OTS, with a copy to Ponchatoula by registered or certified mail demanding a determination of the fair value of the stock of all dissenting stockholders. A stockholder who fails to file such petition within 60 days of the Effective Date shall be deemed to have accepted the Exchange Shares to which he is entitled. In addition, within 60 days of the Effective Date, each stockholder demanding appraisal and payment under Section 552.14 must submit to Ponchatoula the certificates for notation thereon that appraisal and payment has been demanded and that appraisal proceedings are pending. The failure to


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submit certificates for notation will result in the loss of appraisal rights.
Ponchatoula is not under any obligation to file a petition with respect to the appraisal of the fair value of the shares of Ponchatoula Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 552.14.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Director of the OTS will determine the holders of shares of Ponchatoula Common Stock entitled to appraisal rights and will order an appraisal of the "fair value" of the shares of Ponchatoula Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Conversion. Such appraisal may be conducted by appropriate staff of the OTS or such independent appraiser as the Director shall determine. If the appraisal is conducted by an independent appraiser, then the OTS staff will review and provide an opinion as to the suitability of the methodology and the adequacy of the analysis and supportive data. If the Director concurs in the valuation, then payment of the appraised value of the shares will be directed from the resulting institution (Ponchatoula) upon surrender of the certificates representing the dissenting shares of Ponchatoula Common Stock, along with interest from the Effective Date at a rate deemed equitable by the Director. Holders of shares of Ponchatoula Common Stock considering seeking appraisal should be aware that the fair value of their shares of Ponchatoula Common Stock as determined under Section 552.14 could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Plan of Conversion if they did not seek appraisal of their shares of Ponchatoula Common Stock.

         The costs of any appraisal proceeding may be apportioned and assessed by the Director as he or she deems equitable against all or some of the parties. In making the determination, the Director shall consider whether any of the parties has acted arbitrarily, vexatiously, or not in good faith.

         Any holder of shares of Ponchatoula Common Stock who has duly demanded an appraisal in compliance with Section 552.14 will not, after the Effective Date, be entitled to vote the shares of Ponchatoula Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to, or a vote to be taken by, holders of record of shares of Ponchatoula Common Stock as of a date prior to the Effective Date).

         If any holder of Ponchatoula Common Stock who demands appraisal of his shares under Section 552.14 fails to perfect, or effectively withdraws or loses his right to appraisal as provided in Section 552.14, the shares of such stockholder will be converted into Exchange Shares in accordance with the Plan of Conversion. A holder may withdraw his demand for appraisal by delivering to Ponchatoula a written withdrawal of his demand for appraisal and acceptance of the Exchange Shares (any such written withdrawal should be directed to Barbara
B. Theriot, Secretary, Ponchatoula Homestead Savings, F.A., 195 North Sixth Street, Ponchatoula, Louisiana 70454).

         Failure to follow the steps required by Section 552.14 for perfecting appraisal rights may result in the loss of such rights.

Comparison of Stockholder Rights

         At the Effective Date, the Public Stockholders (except for any Public Stockholder exercising dissenters' rights of appraisal) automatically will become stockholders of the Company, and their rights as stockholders will be determined by the Louisiana Business Corporation Law ("BCL") and by the Company's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Company Common Stock and the rights of holders of Ponchatoula Common Stock. These differences arise from various provisions of the BCL and federal law, including OTS regulations, the Articles of Incorporation and Bylaws of the Company and the Charter and Bylaws of the Association.

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Limitation on Voting Rights

         Article 10.A of the Company's Articles of Incorporation provides that for a period of five years from the date of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of
(i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Association and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale. There are no similar provisions in the Association's Charter or Bylaws.

Directors

         Removal. Pursuant to the Company's Articles of Incorporation, directors may be removed from office without cause by the affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Company. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting.

         Under the Association's Bylaws, at a meeting of stockholders called expressly for that purpose, any director may be removed for cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors.

         Vacancies. Under Ponchatoula's Bylaws, any vacancies in the Board of Directors of Ponchatoula may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of Ponchatoula to fill vacancies may only serve until the next annual meeting of stockholders. However, under the Company's Articles of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.


         Nomination. Stockholders of both the Company and the Association are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director.

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        The Company's Articles of Incorporation provide that such nominations generally must be submitted not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company; provided, however, that with respect to the first scheduled annual meeting following the completion of the Conversion, notice by the stockholder must be received no later than the close of business on Monday, January 4, 1999. Under the Association's Bylaws, stockholder nominations must be received at least five days prior to the date of the annual meeting.

         Limited Liability. Article 8.A of the Company's Articles of Incorporation provides that a director or officer of the Company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the Company's directors and officers for (a) any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude stockholder derivative actions and may be construed to preclude other third-party claims against the directors and officers. There are no similar provisions in the Association's Charter or Bylaws or federal law.

         Indemnification. The Company's Articles of Incorporation also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification.

         The rights of indemnification provided in the Company's Articles of Incorporation are not exclusive of any other rights which may be available under the Company's Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Articles of Incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. By action of the Board of Directors, the Company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the Articles of Incorporation and Bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

         Under Section 545.121 of the OTS regulations, the indemnification of officers, directors and employees of an institution for actions taken in their capacity as such is mandatory (provided that the OTS does not object) where such officer, director or employee has been issued a final judgment on the merits in his or her favor. In other cases, indemnification may be made only if a majority of the disinterested members of the Board of Directors approve such indemnification as provided in the regulation. Indemnification may be provided only after the OTS has been provided with 60 days advance written notice and has failed to object to indemnification within that period.

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Stockholders

         Special Meetings. Special meetings of the Company's stockholders may be called at any time by any of the following: (1) the President of the Company,
(2) the Board of Directors of the Company, or (3) stockholders who beneficially own an aggregate of at least 50% of the shares entitled to vote generally in an election of directors.

         The Association's Bylaws provide that special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors of the Association and by written request of the holders of not less than 10% of the issued and outstanding capital stock of the Association entitled to vote at the meeting. Such written request must state the purpose or purposes of the meeting and be delivered to the Association's home office addressed to the Chairman of the Board, the President, or the Secretary of the Association.

         Stockholder Proposals. Article 9.D of the Company's Articles of Incorporation provides that for stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days prior to the anniversary date of the initial mailing of proxy materials by the Company in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by the Company not later than the close of business on Monday, January 4, 1999. The stockholder's notice shall set forth the information required by Article 9.D.

         Under the Association's Bylaws, stockholder proposals must be received by the Association at least five days prior to the date of the annual meeting.

Amendment of Articles of Incorporation and Bylaws

         Article 11 of the Company's Articles of Incorporation generally provides that any amendment of the Articles of Incorporation must be first approved by a majority of the Board of Directors and thereafter approved by the holders of 75% of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Any amendment to the Articles of Incorporation recommended for adoption by at least two-thirds of the entire Board of Directors (including any vacancies) shall, to the extent the BCL requires stockholder approval of such amendment, require the affirmative vote of a majority of the voting shares voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

         The Association's Charter provides that no amendment of the Charter shall be made unless the amendment is proposed by the Board of Directors, then preliminarily approved by the OTS and thereafter approved by a majority of the total votes eligible to be cast at a legal meeting of stockholders. The Association's Bylaws may be amended by a majority of the Board of Directors or by a majority of the votes cast by the stockholders of the Association at any legal meeting.

Louisiana BCL

         The BCL provides that any person who acquires "control shares" will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by stockholders and (2) all the votes entitled to be cast by stockholders excluding "interested shares". "Control shares" is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of stockholders. "Interested shares" includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all stockholders have dissenters' rights entitling them to receive the "fair cash value" of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

         The BCL defines a "Business Combination" generally to include (a) any merger, consolidation or share exchange of the corporation with an "Interested Shareholder" or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation's outstanding stock or of the corporation's net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation's outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or (e) any reclassification of the corporation's stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. "Interested Shareholder" includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation's outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

         Under the BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

         The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as the Company may deem expedient.

         There are no similar provisions in the Association's Charter or Bylaws or in the OTS regulations.

                              STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials for the next annual meeting of stockholders, which is expected to be held in April 1999, must be received at the main office of the Association, 195 North Sixth Street, Ponchatoula, Louisiana 70454, no later than November 13, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Association, to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Special Meeting. Management is not aware of any business that may properly come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of solicitation of the proxies will be borne by the Association. In addition to solicitations by mail, the directors and officers of the Association may solicit proxies personally or by telephone without additional compensation. The Association will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Association's proxy materials to the beneficial owners of the Ponchatoula Common Stock.

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             Barbara B. Theriot, Secretary

May __, 1998

                                                                      APPENDIX A

                SECTION 552.14 OF THE OTS REGULATIONS RELATING TO

                         DISSENTERS' RIGHTS OF APPRAISAL

Section.552.14 Dissenter and appraisal rights.

         (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section.552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

         (c) Procedure.

                 (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

                 (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                 (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

                          (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                          (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

         The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

                 (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

                 (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

                 (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

                 (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

                 (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

                 (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

                 (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distribution described above.

                 (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                      APPENDIX B

                      PROPOSED AMENDMENTS TO THE CHARTER OF
                       PONCHATOULA HOMESTEAD SAVINGS, F.A.

         The following section will be added as new Section 9 of the Charter, replacing the existing Section 9:

         [Section 9. Liquidation Account. Pursuant to the requirements of 12 C.F.R. Subchapter D, the Association shall establish and maintain a liquidation account for the benefit of its savings account holders who had an account balance of at least $50.00 as of the close of business on either December 31, 1996 or March 31, 1998 ("eligible depositors"). In the event of a complete liquidation of the Association, it shall comply with such Rules and Regulations with respect to the amount and the priorities on liquidation of each of the Association's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence. An eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Association's stockholders.]

PONCHATOULA HOMESTEAD SAVINGS, F.A.                            REVOCABLE PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PONCHATOULA HOMESTEAD SAVINGS, F.A. ("ASSOCIATION") FOR USE ONLY AT A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ________ __, 1998 AND ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of the Association as of __________ __, 1998, hereby authorizes the Board of Directors of the Association, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at the Association's principal executive offices located at 195 North Sixth Street, Ponchatoula, Louisiana, on _______ __, 1998, at __:__ _.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

     (1) To approve and adopt a Plan of Conversion of Homestead Mutual Holding Company (the "Mutual Holding Company") and Agreement and Plan of Reorganization between Homestead Bancorp, Inc. (the "Company") and the Association (the "Plan of Conversion"), pursuant to which (i) the Mutual Holding Company, which currently owns approximately 75.2% of the outstanding shares of common stock of the Association, will convert from mutual form to a federal interim stock savings institution and simultaneously merge into the Association, with the Association being the surviving entity; (ii) an interim institution ("Interim") to be formed as a first-tier wholly-owned subsidiary of the Company, a Louisiana corporation recently formed as a first-tier wholly-owned subsidiary of the Association, will merge into the Association, with the Association being the surviving entity and becoming a wholly-owned subsidiary of the Company; (iii) the outstanding shares of Association common stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to an exchange ratio as described in the Proxy Statement; (iv) the Company will sell additional shares of its common stock pursuant to the Plan of Conversion; and (v) in connection therewith the Association's charter will be amended as set forth in Appendix A to the Proxy Statement.


               / /  FOR               / / AGAINST               / / ABSTAIN


     In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

     This proxy may be revoked at any time before it is exercised. Shares of common stock of the Association will be voted as specified. If no specification is made herein, shares will be voted FOR Proposal 1.

                   (Continued and to be signed on other side)

     The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Stockholders of Ponchatoula Homestead Savings, F.A. called for _________ __, 1998 and a Proxy Statement for the Special Meeting prior to the signing of this proxy.


                                        Dated:                       , 1998
                                              -----------------------

                                        -----------------------------------

                                        -----------------------------------
                                        Signature(s)

                                        Please sign exactly as your name(s)
                                        appear(s) on this proxy.  Only one
                                        signature is required in the case of
                                        a joint account. When signing in a
                                        representative capacity, please give
                                        title.




PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.